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                                                                Exhibit 23.2

                     [KPMG PEAT MARWICK LLP LETTERHEAD]



The Board of Directors
Anvil Holdings, Inc.

The audit referred to in our report dated March 24, 1995, included the related financial statement schedule for the year ended January 28, 1995, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG Peat Marwick LLP

New York, New York
May 12, 1997

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